Exhibit 10.1

December 17, 2015

Rebecca Flick

[Address]

Dear Rebecca:

It is with great pleasure and enthusiasm that we offer you the position of Executive Vice President & CFO of Hancock Fabrics, Inc. (“Hancock Fabrics” or the “Company”), reporting to the Company’s Chief Executive Officer, subject to final approval of your appointment by the Board of Directors of Hancock Fabrics (the “Board”). Unless we mutually agree otherwise, your employment is effective January 4, 2016. (The first day of your employment with Hancock Fabrics is referred to as your “Start Date.”) You will be classified as an exempt (Salaried) employee. Your compensation package includes an annual base salary of $250,000.00 (payable bi-weekly), which is subject to applicable payroll deductions. You will be eligible for participation in the Company’s incentive programs, with the type and amount of any award to be determined by the Board or a committee thereof in its sole discretion. Because your position is exempt from overtime pay, your salary will compensate you for all your hours worked. This offer is contingent on an acceptable outcome of a background check.

In connection with your relocation from Atlanta to the Tupelo area, Hancock Fabrics will allocate $2000.00 per month for temporary housing for six (6) months, beginning on January 1, 2016 through and including June 30, 2016. The allocation will apply to either corporate housing provided by Hancock or housing you secure on your own for the six month period. You agree that you will complete your relocation as soon as reasonably possible in 2016, and in all events you agree that you will be regularly present in the Company’s offices from your Start Date. Hancock Fabrics will reimburse you for mileage, tolls, meals (if you are staying in a hotel), hotel for six (6) round trips between Tupelo and Atlanta. These trips may be utilized to monitor and prepare for the sale of your existing home. Hancock Fabrics will pay for the loading and unloading of household goods. The moving company will be responsible for packing and unpacking your household goods. Hancock Fabrics will provide damage replacement coverage for household goods. Costs for the transportation, loading and unloading must be pre-approved and will be direct billed to Hancock Fabrics. If applicable, Hancock Fabrics will reimburse you for the reasonable costs of storing your household items for up to six (6) months. It is agreed that in the event of your voluntary termination of employment with Hancock Fabrics within [two years after your Start Date], that you will repay Hancock Fabrics in full for any reimbursed relocation expenses provided in this paragraph, including the temporary housing benefit, within thirty (30) days of your leaving Hancock Fabrics.

In addition, in connection with the sale of your home in Atlanta, Hancock Fabrics will reimburse you on or promptly after the first anniversary of your Start Date, subject to your continued employment with Hancock Fabrics through such anniversary date, for the realtors’ commission paid by you up to 6% of the selling price plus listed expenses exclusive of costs negotiated between you and the buyer. Hancock Fabrics will not pay for any costs for negative equity in the home. Hancock Fabrics will also reimburse you for the standard closing costs of buying a home. These costs include realtor’s commission, credit report, property appraisal, doc stamps, recording fees, and termite inspection. All amounts paid to you by Hancock Fabrics pursuant to this paragraph are subject to applicable tax withholding. Hancock Fabrics will not reimburse you for loan origination fees, loan points or pre-paid interest, pre-paid insurance, bank fees and home repairs. Hancock Fabrics will not reimburse you for costs agreed upon between you and the seller for the purchase of your home. It is agreed that in the event of your voluntary termination of employment with Hancock Fabrics at any time after your receipt of any reimbursement payment pursuant to this paragraph and prior to the third anniversary of your Start Date, that you will repay to Hancock Fabrics the gross amount of such payment (before giving effect to any taxes) within thirty (30) days of your leaving Hancock Fabrics.

Currently, medical and dental insurance is available to all salaried employees immediately upon hire, with no waiting period, and Hancock Fabrics pays approximately 70% of the total premium, with the employee paying the remainder. You will be eligible to participate in the company sponsored 401(k) plan following your one year anniversary with the Company. You are eligible for four weeks’ vacation per year, including your first anniversary year 2016-2017. If you have any questions regarding benefits, please contact Kimberly Potts-Benefits Manager at 662-365-6220. Your participation in all company benefit plans is subject in each case to the generally applicable terms and conditions of the plan in question and to the determinations of any person or committee administering such plan.

Employment with Hancock Fabrics is for no specific period of time.  Your employment with Hancock Fabrics will be “at will,” meaning that either you or Hancock Fabrics may terminate your employment at any time and for any reason, with or without cause, and with or without prior notice.  Any contrary representations which may have been made to you are superseded by this offer.  This is the full and complete agreement between you and Hancock Fabrics on this term.  Although your job duties, title, compensation and benefits, as well as Hancock Fabrics’ personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and Hancock Fabrics’ Chief Executive Officer. You hereby agree to comply with all applicable policies of Hancock Fabrics as in effect from time to time.

Please find enclosed a Non-Compete, Non-Solicitation, Non-Disparagement and Non-Disclosure Agreement. In accepting this position, you agree to execute and adhere to these contractual agreements set forth for a period of two (2) years from your date of separation from Hancock Fabrics, Inc., for any reason. Please review the agreement carefully and, if appropriate, have your attorney review it as well. In addition, please find enclosed a Severance Agreement, if a Change in Control of the Company occurs. At the EVP level, the benefit is equal to two times salary, plus prorated bonus, if applicable.

Rebecca, as we have discussed, we have our share of business challenges, however, we are ready to grow our business and I think you will agree that this is a great opportunity for you, personally, professionally and financially. We look forward to your acceptance of this agreement and joining the Hancock Fabrics’ leadership team. Upon acceptance of this agreement, please sign, date and return one copy in the enclosed envelope.

Sincerely yours,

/s/ Steven Morgan

/s/ Rebecca Flick
Steven Morgan
President and Chief Executive Officer	12/21/2015
Date